Exhibit 23.3

CONSENT OF SEWARD & KISSEL LLP

We hereby consent to each reference to our firm and the discussions of advice provided by us under the headings “Taxation” and “Legal Matters” in the prospectus contained in the registration statement on Form F-1 (such registration statement as amended or supplemented from time to time, the “Registration Statement”) of Nordic American Offshore Ltd., without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement.

/s/ Seward & Kissel LLP
Seward & Kissel LLP May 28, 2019